As filed with the Securities and Exchange Commission on December 1, 1999
                                                                  File No. 333-
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933


                              GATX CORPORATION
           (Exact name of registrant as specified in its charter)
           New York                                     36-1124040
  (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)


        500 West Monroe Street                             60661
          Chicago, Illinois                              (Zip Code)
(Address of principal executive offices)


                               GATX EXCHANGE
                            STOCK OPTION PROGRAM
                                 under the
                              GATX CORPORATION
                 1995 LONG TERM INCENTIVE COMPENSATION PLAN
                          (Full title of the plan)

                             Ronald J. Ciancio
                         Assistant General Counsel
                           500 West Monroe Street
                          Chicago, Illinois 60661
                  (Name and Address of Agent for Service)

                               (312) 621-6200
       (Telephone Number, including area code, of Agent for Service)

                              -----------------


                        CALCULATION OF REGISTRATION FEE
===============================================================================
                                         Proposed      Proposed
                                         Maximum       Maximum
                                         Offering      Aggregate     Amount of
Title of Securities        Amount to     Price Per     Offering    Registration
to be Registered         be Registered   Per Option*   Price*           Fee
-------------------------------------------------------------------------------
Options to purchase        500,000
Common Stock, $.625        Options        $6.6125     $3,306,250        $873
par value
===============================================================================
  * Estimated solely for the purpose of computing the registration fee on the basis of 20% of the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on November 29, 1999.

===============================================================================

                                  PART II


                          INFORMATION REQUIRED IN
                         THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents, which have heretofore been filed by GATX Corporation (the "Company" or "Registrant") with the Securities and Exchange Commission, are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

         (b) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999.

         (c) The Company's Current Report on Form 8-K filed on October 5,
             1999.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Options to acquire shares of common stock of GATX are being offered pursuant to the GATX Exchange Stock Option Program under the GATX Corporation 1995 Long Term Incentive Compensation Plan. A participant shall, by a date specified by the Compensation Committee of the Board of Directors, make an irrevocable election to defer up to 25% of any bonus compensation payable in the next calendar year in exchange for Exchange Stock Options, with a minimum contribution of $5,000 in any calendar year. The exchange price of an Exchange Stock Option shall be equal to 20% of the Fair Market Value, the average of the high and low price on the New York Stock Exchange Composite Transactions, of the common stock on a date specified by the Compensation Committee. Exchange Stock Options will be granted on a day in January as specified by the Compensation Committee and are exercisable immediately following grant thereof. All Exchange Stock Options will terminate on the tenth anniversary of their date of grant. The exercise price of the options shall be the Fair Market Value of the common stock on the grant date.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the options to purchase shares of Common Stock offered hereby will be passed upon by Ronald J. Ciancio, Assistant General Counsel of the Company. Mr. Ciancio owns 4,720 shares of Common Stock and holds options to purchase 26,600 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

         (a) Certain provisions of the New York Business Corporation Law and Article II, Section II of the Company's By-Laws provide for the prompt indemnification of directors and officers under certain conditions including the possibility of indemnification against liabilities under the Securities Act of 1933. The By-Laws also provide that the Company has the burden of proving that a director is not entitled to indemnification in a particular instance.

         (b) In addition, the Company also maintains directors' and officers' liability insurance which purports to insure the Company against certain costs of indemnification which may be incurred by the Company pursuant to the foregoing provisions, and to insure directors and officers of the Company against certain liabilities incurred by them in the discharge of their function as such officers and directors, except for liabilities resulting from their own malfeasance.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See Index to Exhibits which is incorporated herein by reference.

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

           1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided that, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                       provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to under Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 1st day of December, 1999.

                              GATX CORPORATION


                                By   /s/ David B. Anderson
                                    -------------------------------------
                                    David B. Anderson
                                    Vice President, Corporate Development,
                                    General Counsel & Secretary

                             POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Ronald J. Ciancio, David B. Anderson and Marland O. Webb, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of December, 1999.

  /s/ Ronald H. Zech                          /s/ Brian A. Kenney
-------------------------------------      ------------------------------------
Ronald H. Zech,  Chairman, President,       Brian A. Kenney, Vice President and
Chief Executive Officer and Director        Chief Financial Officer

  /s/ Ralph L. O' Hara                      /s/ Rod F. Dammeyer
-------------------------------------      ------------------------------------
Ralph L. O'Hara,  Controller and Chief      Rod F/ Dammeyer, Director
Accounting Officer

   /s/ James M. Denny                       /s/ Richard S. Fairbanks
-------------------------------------      ------------------------------------
James M. Denny, Director                   Richard M. Fairbanks, Director

   /s/ William C. Foote                     /s/ Deborah M. Fretz
-------------------------------------      ------------------------------------
William C. Foote, Director                 Deborah M. Fretz, Director

   /s/ Richard A. Giesen                    /s/ Miles L. Marsh
-------------------------------------      ------------------------------------
Richard A. Giesen, Director                Miles L. Marsh, Director

                                           /s/ John W. Rogers, Jr.
-------------------------------------      ------------------------------------
Michael E. Murphy                          John W. Rogers, Jr., Director

                             INDEX TO EXHIBITS

Exhibit
Number     Description of Document
-------    -----------------------

5          Opinion of Ronald J. Ciancio, Esq.

23.1       Consent of Ernst & Young LLP

23.2 Consent of Ronald J. Ciancio (included in his opinion filed as Exhibit 5 hereto)

24 Power of Attorney (included with signature page to the registration statement)